EXHIBIT 21.1



                           Subsidiaries of Registrant

REGISTRANT: Travis Boats & Motors, Inc.

Travis Snowden Marine, Inc.
Travis Boating Center Arlington, Inc.
Falcon Marine, Inc.
Falcon Marine Abilene, Inc.
Travis Boating Center Beaumont, Inc.
Travis Boats & Motors Baton Rouge, Inc.
TBC Arkansas, Inc.
TBC Management, Ltd.
TBC Management, Inc.
Travis Boating Center Louisiana, Inc.
Travis Boating Center Tennessee, Inc.
Travis Boating Center Alabama, Inc.
Red River Marine Arkansas, Inc.
Travis Boating Center Little Rock, Inc.
Travis Boating Center Georgia, Inc.
Travis Boating Center Florida, Inc.
Travis Boating Center Mississippi, Inc.
Adventure Marine & Outdoor, Inc.
Adventure Boat Brokerage, Inc.
Adventure Marine South, Inc.
Shelby Marine Center, Inc.
Shelby Marine Pickwick, LLC